UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 30, 2019

Thor Industries, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-9235 (Commission File Number)	93-0768752 (IRS Employer Identification No.)

601 East Beardsley Avenue, Elkhart, Indiana (Address of Principal Executive Offices)	46514-3305 (Zip Code)

Registrant’s telephone number, including area code: (574) 970-7460

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure.

Thor Industries, Inc. (NYSE: THO) today announces that the closing of its pending acquisition of the Erwin Hymer Group (EHG) is anticipated to occur on February 1, 2019. Thor also announces changes to the financial terms of the stock purchase agreement with EHG resulting from the exclusion of its North American operations from the transaction. Thor and the sellers continue to work to finalize discussions to exclude EHG's North American operations from Thor's purchase of EHG, including appropriate revisions to the terms of the stock purchase agreement. The modifications are expected to include a purchase price reduction of €170 million. The size of Thor’s previously syndicated term loan facility will be reduced by an equal amount. Additionally, it is expected that there will be a reduction of €180 million in obligations of EHG that Thor would have otherwise assumed under the terms of the original stock purchase agreement. The equity consideration component of the purchase price is not anticipated to change. After the closing, EHG would continue to be obligated on its existing contractual obligations related to the North American businesses, but otherwise will not assume any obligations or liabilities of those businesses under the terms of the stock purchase agreement. The negotiated adjustments to the stock purchase agreement are expected to be made within the terms of the Company's committed acquisition debt financing agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Thor Industries, Inc.

Date: January 30, 2019	By:	/s/ W. Todd Woelfer
	Name:	W. Todd Woelfer
	Title:	Senior Vice President, General Counsel and Secretary